Exhibit 99.1

www.hearstargyle.com

NEWS	Contact: Thomas W. Campo
(212) 887-6827

HEARST-ARGYLE TELEVISION TO WEBCAST THIRD-QUARTER

EARNINGS CONFERENCE CALL; PROVIDES EARNINGS GUIDANCE

NEW YORK, NY, October 15, 2003 – Hearst-Argyle Television, Inc. (NYSE: HTV) is scheduled to issue a news release regarding its third-quarter results on Wednesday, October 29, 2003 at approximately 6:45 a.m. EDT. The Company plans to host a conference call to discuss the earnings release that morning at 9:30 a.m. EDT.

The conference call will be Webcast simultaneously from Hearst-Argyle’s Web site, www.hearstargyle.com. Access to the live audio Webcast will be given from the Company’s homepage. A recording of the Webcast will remain archived on the Web site.

The conference call number is (888) 972-6714 for domestic calls and (212) 287-1636 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through November 7 at (800) 280-4691 or (402) 220-9723 (international). The passcode number for the replay is 7353514.

Third-quarter fully diluted EPS is expected to be approximately $0.24 per diluted share, which includes an income tax benefit of approximately $0.04 per diluted share, primarily related to the favorable conclusion of a routine federal tax examination. The Company expects third-quarter revenues to be approximately $167.0 million, inclusive of approximately $5.5 million of political advertising. Last year’s third-quarter revenues were $176.5 million, inclusive of $21.3 million in political advertising.

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.7% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional ABC station for The Hearst Corporation, and is the largest ABC affiliate group.

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Hearst-Argyle Television to Announce 3rd-Quarter Earnings on Oct. 29…/2

The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is controlled by The Hearst Corporation. Hearst-Argyle trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.